Exhibit 10.48
PERSONAL & CONFIDENTIAL
January 15, 2008
Katherine J. Turner, Ph.D.
4 Hazelnut Street
Acton, MA 01720
Dear Katherine:
Re: Revised Terms of Employment
This letter (“Letter Agreement”) sets out the amendments we are prepared to offer to make to the terms of your employment with NUCRYST Pharmaceuticals Inc. and its subsidiaries (“NUCRYST”) that were set forth in our Offer of Employment dated May 19, 2006 and accepted by you on May 23, 2006, as previously amended (the “Terms of Employment”). Accordingly, effective January 1, 2008, we offer to amend the Terms of Employment as follows:
1.     Severance.   If your employment is terminated by NUCRYST for any reason other than Cause, or your death or disability, severance will be paid to you in an amount equal to 6 months of base salary, less applicable taxes and withholdings, payable in a lump sum within seven (7) days following the date upon which you provide an executed irrevocable release of all claims against NUCRYST and its subsidiaries in a form satisfactory to NUCRYST. For the purposes of this Letter Agreement, “Cause” includes but is not limited to: a determination by the Chief Executive Officer of NUCRYST (“CEO”), acting reasonably, that any of the following events has occurred: (i) any willful and continued failure on your part to faithfully and professionally perform your duties with NUCRYST; (ii) any material breach or violation by you of any policy, standard or regulation of NUCRYST; (iii) any dishonest, unethical, fraudulent, or illegal conduct by you involving the property or affairs or NUCRYST or the carrying out or your duties or any conduct which, in the reasonable opinion of the CEO is injurious to NUCRYST or its affiliates or your ability to perform your duties; or (iv) your conviction of a crime or if you enter a plea of “guilty” or “no contest” to a criminal offense which, in the reasonable opinion of the CEO, is injurious to NUCRYST or its affiliates or your ability to perform your duties; or (iv) any material breach by you of any other written agreement between NUCRYST or any of its subsidiaries and you including, without limitation, the confidentiality agreement you entered into with NUCRYST.
2.     Severability.   Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall, as to such jurisdiction, immediately become null and void, to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter Agreement or affecting the validity or enforceability of any of the terms or provisions of this Letter Agreement in any other jurisdiction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
3.     Enurement.   This Letter Agreement shall be binding upon and enure to the benefit of your heirs, administrators, executors and legal representatives and shall be binding upon and enure to the benefit of NUCRYST and its subsidiaries. You shall not assign any of your rights and/or obligations under this Letter Agreement.
4.     Waiver.   A waiver by either party of any of the terms or conditions of this Letter Agreement shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

5.     Entire Agreement.   Except as amended herein, all other Terms of Employment shall continue in full force and effect including, without limitation, the employee confidentiality agreement signed by you in favor of NUCRYST.
6.     Modification.   This Letter Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by both parties.
7.     Governing Law.   This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law principles, except where federal law controls. This Agreement shall be enforced by the federal or state courts located in the Commonwealth of Massachusetts. You consent to the personal jurisdiction of such courts, and waive any jurisdiction or venue defenses otherwise available to you.
8.     Independent Legal Advice.   You declare and represent that you have carefully read and fully understand the terms and provisions of this Letter Agreement, that you have been given the opportunity to obtain independent legal advice about it by a lawyer of your own choosing, and that you knowingly and voluntarily accept the terms of this Letter Agreement.
This Letter Agreement is not to be construed as an agreement, express or implied, to employ you for any stated term; rather, your employment with NUCRYST will continue to be “at-will”, meaning that either you or NUCRYST may terminate your employment at any time and for any reason. Nothing in this offer Letter Agreement should be construed to be a contract of employment or otherwise alter your at-will employment status.
This offer is open for acceptance until 5:00 p.m. (Eastern Standard Time) for five (5) days from the receipt of this letter. Please confirm your acceptance of this offer by signing the duplicate copy of this Letter Agreement.
This Letter Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other party. Any party sending a facsimile transmission as herein provided shall promptly forward an originally executed copy of the Letter Agreement by delivery to the other party.
Sincerely,

NUCRYST Pharmaceuticals Inc.
Per: /s/ Thomas E. Gardner
Thomas E. Gardner
President & CEO Chairman of the Board

The foregoing is hereby agreed to this 21st day of January, 2008.

/s/ Katherine J. Turner
KATHERINE J. TURNER, Ph.D.

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